Exhibit 10.20

The Athenex Pharmaceutical Base Project

Located in the Chongqing Maliu Riverside Development Zone

Agreement

Chongqing Maliu Riverside Development and Investment Co., Ltd.

October 16, 2015

Investment Agreement

Party A: Chongqing Maliu Riverside Development and Investment Co., Ltd. (referred to below as Party A)

Party B: Athenex, Inc. (referred to below as Party B)

Article I — After carefully inspecting and investigating the investment environment associated with the Chongqing Maliu Riverside Development Zone (referred to below as the Zone), Party B has determined to invest capital in the Zone for the construction of an Athenex Pharmaceutical Base (referred to below as the Project). Party A welcomes investment from Party B. Pursuant to relevant State laws, regulations, and policies, and after thorough consultation, this Agreement is executed by and between the two parties in accord with the principles of equality, voluntariness, mutual benefit, and the pursuit of common development.

Article II — The Project complies with State industrial policies, State environmental protection requirements, and the overall planning and industrial planning of the Zone. The Project will feature the world’s most advanced innovative technologies with respect to new pharmaceutical R&D in the construction of a pharmaceutical manufacturing plant and active pharmaceutical ingredient (API) plant, wherein:

The pharmaceutical manufacturing plant will be furnished with three oral preparation technology platforms, i.e. Orascovery, Mimetica, and OPAL. The manufacturing plant will feature world-class pharmaceutical innovation platforms and 8 production lines for the formulation of high potency pharmaceuticals, and will manufacture drugs in the form of high-level sterile injectables, oral dosages, and other formulations.

The API plant will be involved in the research, development, and production of high value-added active pharmaceutical ingredients, including high potency oncology active pharmaceutical ingredients, which require low energy consumption and low emissions. From the day on which the plant construction is completed, a “Pharmaceutical Production License” shall be obtained within 2 years, and domestic and international registration applications shall be completed for at least 10 products, including existing products Paclitaxel and Docetaxel, within 5 years. In addition, provided that certification is obtained for compliance with the updated GMP regulations of the People’s Republic of China (“China”), the U.S. Food and Drug Administration (FDA), the European Directorate for the Quality Control of Medicines (EDQM), and the Japanese Pharmaceuticals and Medical Devices Agency (PMDA), and the requirements for all the active pharmaceutical ingredients and intermediates required for the drugs in connection with Party B’s pharmaceutical manufacturing platform are met, the construction of an internationally renowned base for the research, development, production, and export of high potency oncology and other active pharmaceutical ingredients shall be completed within 10 years.

Article III — The plot for the pharmaceutical manufacturing plant associated with the Project is located in the Mudong section of the Zone and covers approximately 500 mu of land. The plot for the API production plant associated with the Project is located in the Maliu section of the Zone and covers approximately 45 mu of land. The final measurements shall be based on the limits as demarcated by the red lines in the [land allocation] plan, and the land is intended for industrial use. Refer to the figure(s) attached for details.

Article IV — The pharmaceutical manufacturing plant associated with the Project will cover a building area of 40,000 square meters, and the API production plant will cover a building area of 20,800 square meters. The two will allow a differential increase of no more than 20%. For the construction plans (which include public facilities and decorations), upon approval from Party B and relevant competent authorities in the industry, Party A will invest in the plant construction and will be responsible, with the assistance of Party B, for completing the decorations in accordance with U.S. CGMP standards. The work will conclude on December 31, 2016.

Party A will exercise ownership rights over the land and buildings. Party A will not be required to pay rent for the first 10 years. Once the term is up, Party B may continue renting for an additional 10 years. During the renewal period, if Party B achieves profitability, it shall pay rent once each year equivalent to RMB 5 per square meter of building area per month; or it may purchase the property based on the cost of the land and plant construction, plus the appraised value of the decorations, plus annual interest based on the current benchmark interest rate for bank lending. If, after 20 years, Party B has still not purchased the property for the cost of the land and plant construction (including decoration expenses) as set forth above, the property will be leased for the current market rate based on the building area.

Article V — Party B is responsible for the equipment, technology, and other investments. Party B shall complete the equipment commissioning and launch production within 6 months of the day on which Party A delivers the plant to Party B, and production will officially launch within 12 months thereafter.

Article VI — Party B shall achieve sales revenue of RMB 915 million in the second year after the Project is up and running. Within 10 years after the Project is up and running, sales revenue shall reach a cumulative total of RMB 52 billion, and value-added taxes (VAT), surtaxes, and income taxes shall reach a cumulative total of more than RMB 10 billion. See the tables below for the specific sales revenues and tax amounts for each year (these figures allow a differential decrease of 20%):

Table 1:

Estimated Sales Revenue (in RMB 10,000s)

Year	1st year	2nd year	3rd year	4th year	5th year	6th year	7th year	8th year	9th year	10th year
Manufacturing	46500	156000	320000	432050	495872	543758	570670	587550	604937	622845
API	45000	63000	81000	91000	93000	93000	93000	93000	93000	93000
Total	91500	219000	401000	523050	588872	636758	663670	690550	697937	715845

Table 2:

Estimated Taxes (in RMB 1,000,000s)

Year	1st year	2nd year	3rd year	4th year	5th year	6th year	7th year	8th year	9th year	10th year
Total VAT and surtax	56	187	384	518	595	653	685	705	726	747
Income tax	9	50	114	157	183	200	210	217	223	230
Total	65	237	498	675	778	853	895	922	949	977

Article VII — Party A shall ensure that water supply, water discharge, natural gas (for clients requiring the construction of a dedicated pipeline for high gas usage, Party A shall lend assistance to Party B in filing an application, and Party B shall assume the costs for the design and construction), communications, cable television, and broadband network facilities are set up 1 meter outside the limits of Party B’s land allotment as demarcated by red lines, and the power lines shall be connected to a designated 10 kV switching station; further discussion will be required for power levels exceeding 10 kV. Party B shall be solely responsible for fees associated with the water, electricity, natural gas, and other utility accounts as well as the construction and use thereof, and it shall pay the fees in a timely manner. In addition to ensuring the water, power, and gas supply as set forth above, Party A undertakes to provide water, power, and gas at the best discounted rates.

Article VIII — Within 3 months of the signing of this Agreement, Party B will register a new independent corporation in the Banan District, and it shall be responsible for the operation of the Project. The registered capital for the Project shall be no less than US $30 million (in cash contributions), and Party A shall assist with the registration. The Project owner shall be responsible for performing all the obligations associated with the production and operation of the Project. If the Project owner fails to perform all obligations in accordance with this Agreement, Party B shall be held jointly and severally liable for the legal consequences arising therefrom. The Project owner is required to declare taxes to the grassroots taxation authority and truthfully report statistical information to the service center with jurisdiction over the area in which the Chongqing Maliu Riverside Development Zone is located.

Article IX — Within 30 business days following the signing of this Agreement, Party B shall pay to Party A a performance bond in the amount of US $1 million. The performance bond shall be returned to Party B the day on which the Project is up and running, and no interest shall accrue during the interim period.

Article X — Party B is required to obtain the written consent of Party A to transfer the Project, unless said transfer is made to an affiliated Group Company under Athenex (i.e. a subsidiary of which Party B directly and/or indirectly owns no less than 50% of the equity or management rights, and/or a direct and/or indirect holding company of Party B, and/or a subsidiary of which said direct and/or indirect holding company directly and/or indirectly owns no less than 50% of the equity or management rights; collectively referred to as “Group Company”).

Article XI — Party B shall be entitled to preferential policies for the Project as follows:

1. After [the Project] is confirmed by relevant departments to be included in the industries encouraged by the State, [Party B] shall be entitled to the preferential policies for western Chinese development in accordance with applicable provisions, i.e. income taxes are reduced by 15% for enterprises engaged in western Chinese development.

2. After Party B is confirmed to be a hi-tech enterprise, it shall be entitled to the relevant preferential policies available for hi-tech enterprises in urban areas.

3. Party A shall lend assistance to Party B in applying for preferential policies from the Chongqing municipality in various areas of the pharmaceutical industry including R&D, marketing, product import & export, and talent acquisition (including but not limited to making tax incentives or exemptions for a certain proportion of income (including benefits) available to senior management of Party B which are located in Chongqing and/or assigned to Chongqing from another province and/or country).

Article XII — Party B undertakes that, before the Project is up and running, it shall not construct or use any product production lines which are of the same type as or related to the three oral preparation technology platforms of Orascovery, Mimetica, and OPAL in China. Party B shall be given priority negotiation rights for a maximum of 6 months for any other projects associated with Party B’s products.

Article XIII — Default liability and withdrawal mechanism:

1. Party A shall be considered in breach of contract if it fails to perform all the stipulations contained in this Agreement, in which case Party B shall have the right to terminate this Agreement; Party A shall return to Party B the performance bond and pay to Party B the equivalent amount in liquidated damages.

2. Party B shall be considered in breach of contract if it fails to perform all the stipulations contained in this Agreement, in which case Party A shall have the right to terminate this Agreement, and Party A shall not return the performance bond.

3. If Party B fails to achieve the sales revenue or annual tax amount as stipulated in Article 6 hereunder, Party A shall have the right to notify Party B in writing and require Party B to achieve the sales revenue or annual tax amount as stipulated in Article 6 within 2 years of the day on which such notice is provided. If Party B is still unable to achieve the sales revenue or annual tax amount as stipulated in Article 6 by the expiration of the term, Party A shall have the right to dispose of the plants at its own discretion.

Article XIV — Party A shall actively assist in enrolling the Project as a municipal-level key projects, and shall actively coordinate with relevant municipal bodies to provide applicable industry support policies.

Article XV — Miscellaneous:

1. The two parties shall engage in separate discussion for laboratories and office spaces required during the early stages of the construction for the Project.

2. If Party B intends to convert the Chinese construction into a medical center project, it should give priority consideration to working with Party A and allow Party A to have priority negotiation rights for a period of 6 weeks.

3. This Agreement shall be made in sextuplicate, with Party A, Party B, and the witnessing party each holding three copies carrying equal legal effect.

4. For any matters not covered hereunder, Party A and Party B may enter into a supplemental agreement, which shall carry the same legal effect as this Agreement.

5. Party A and Party B hereby irrevocably promise to the other party that they will do everything within their power to keep as confidential the existence of this Agreement and/or any terms contained herein, and they further promise to the other party that, without the prior written approval of the other party, they shall not disclose to any third party the existence of this Agreement and/or any terms contained herein, unless said disclosure is:

(i). Provided to their employees, directors, advisors, bankers, and/or agents, and said person(s) and/or organization(s) have a corresponding confidentiality liability thereto;

(ii). Related to any market launch of Party B and/or its affiliated Group Company;

(iii). Provided for the purpose of complying with any applicable regulations and/or guidelines in China locally and/or in other provinces and/or countries (including but not limited to rules for securities listings);

(iv). Already public information due to (ii) or (iii) as shown above.

Party A and Party B agree and undertake that they shall not unreasonably and intentionally delay and/or refuse the submission of said prior written consent. Party A and Party B agree and undertake that the confidentiality liabilities described above shall continue to be executed and remain in effect upon the termination of this Agreement.

6. This Agreement shall be governed by relevant Chinese legislation and shall be construed accordingly.

7. Any disputes arising in connection with this Agreement during the execution hereof should be resolved through consultation. Should such consultation fail, the two parties may initiate and carry out arbitration proceedings remotely (in Shenzhen) pursuant to the rules of arbitration of the China International Economic and Trade Arbitration Commission (CIETAC) in place and in force at the time the application for arbitration is filed. The arbitral award shall be final and binding on the two parties.

8. Party A

    Address: Technology Incubation Building, Mudong Town, Banan District, Chongqing

    Fax no.: +86-23-86953595

    Recipient: Peng Yong

    Party B

    Address: 701 Ellicott Street Buffalo New York

                14203 USA;

                    or beginning October 26, 2015

                    Conventus Building 1001 Main Street Sixth

                Floor Buffalo, New York 14203 USA

    Fax no.: +716-898-8588

    Recipient: Flint D. Besecker

    Copies to be delivered to: Comprehensive Drug Enterprises Limited

                                           Units 608-613, No. 6 Science Park West Avenue,

                                           Hong Kong Science Park, Sha Tin, Hong Kong

    Fax no.: +852 3996 7454

    Recipient: Yang Yikuang

Unless otherwise stipulated, Party A and Party B agree to make contact using the addresses and fax numbers provided above.

9. This Agreement shall take effect once it is signed and sealed by Party A, signed by Party B, and Party B reaches US $4 million in registered capital and pays the performance bond in full.

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Party A: Chongqing Maliu Riverside		Party B: ATHENEX, INC.
Development and Investment Co., Ltd.
(signature and seal)	[Seal: Chongqing Maliu Riverside Development and Investment Co., Ltd. [illegible]]

Representative: [Signature: [illegible]]		Representative: Flint D. Besecker

                         Place signed: Chongqing

                    Date signed: October 16, 2015